Exhibit 99.1

Collectors Universe Reports Results for Q1, 2019

NEWPORT BEACH, CA – November 1, 2018 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced financial results for its first quarter of fiscal year 2019.

Operational and Financial Highlights:

■

The Company’s first quarter revenues of $17.5 million, operating income of $2.8 million and cash of $12.2 million at September 30, 2018, represented the best overall performance from the past twelve months.

■

Revenues in the first quarter were $17.5 million as compared to the quarterly record of $19.8 million in last year’s first quarter and $17.1 million in the fourth quarter of fiscal 2018. The revenue decrease in this year’s first quarter was primarily driven by an increase of $1.0 million, or 20%, in cards and autograph revenues offset by a $3.0 million, decrease in China coin revenues.

■

The China revenue decrease reflected the absence of revenues from the Banking Channel partially offset by an increase of $0.7 million in the non-banking channel revenues in China, as we continue to build brand awareness in that region for long-term success.

■

The gross profit margin was 59% in this year’s first quarter as compared to 62% in last year’s first quarter and 55% in fourth quarter of fiscal 2018. There can be variability in our gross profit margin due to seasonality and the mix of revenues. During fiscal 2018, our quarterly gross profit margin varied between 54% and 62%.

■

The resulting operating income in the first quarter was $2.8 million as compared to $4.5 million in last year’s first quarter and included a decrease of $0.3 million in operating expenses in this year’s first quarter. Income from continuing operations in this year’s first quarter was $2.1 million or $0.24 per diluted share, as compared to $3.6 million, or $0.41 per diluted share, in last year’s first quarter. In this year’s first quarter, the tax provision reflected an on-going 21% federal tax rate as compared to the 35% that applied to the first quarter of last year.

■

The Company’s cash position as of September 30, 2018 was $12.2 million, as compared to $10.6 million as of June 30, 2018. Net cash generated of $1.6 million in the quarter included cash generated from continuing operations of $3.9 million partially offset by $1.8 million used to pay cash dividends to stockholders and $0.5 million used for capital expenditures and capitalized software costs.

■	On October 23, 2018, we announced our quarterly cash dividend of $0.175 per share, which will be paid on November 30, 2018 to stockholders of record on November 16, 2018.

Commentary and Outlook

Joseph J. Orlando, Chief Executive Officer, stated, “Overall, Q1 represented the strongest quarter of the last four from a bottom line and cash flow perspective. While the company did experience a year-over-year decline in quarterly revenues, it is important to note that the reduction can be attributed to the absence of banking channel revenue in China. Outside of that area of our business, several of the remaining parts of the business finished with solid performances or set quarterly records.”

Collectors Universe, Inc.

Orlando continued, “The PCGS US vintage and show services continued to perform well, as both revenue figures were up versus last year. In fact, the PCGS vintage service established a new Q1 revenue record. Our PCGS bulk service was down versus last year’s record-setting Q1, but up against its most recent Q4 performance. The balance of the PCGS international business produced mixed results. Our Hong Kong office finished with record Q1 revenues, while our Paris office was down primarily as a result of moving the major PCGS Paris coin grading event into Q2.”

“The PSA and PSA/DNA business set yet another all-time revenue record for the division. It was the first time the services eclipsed the $6 million quarterly revenue mark, beating last year’s record figure by over $1 million, a 20% increase year-over-year. It was also the ninth consecutive Q1 where PSA has surpassed the revenue mark from the previous year Q1. While our units-shipped totals raised the bar once again, the incoming submission pace continues to be unprecedented. New backlog records were reached in Q1, which means our focus on adding capacity continues.”

“Looking forward, it is imperative that we take advantage of prime revenue-generating opportunities in markets that remain robust as we deal with weaker modern coin markets domestically and internationally, which is part of a typical cycle in our industry.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, November 1, 2018 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 785-424-1798 or 877-830-2631, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 15, 2018 by dialing 888-203-1112 or 719-457-0820 and entering access code 2625970#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income , which make our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2018 which we filed with the Securities and Exchange Commission on August 30, 2018 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Joseph Orlando

Chief Executive Officer

949-567-1170

Email: jorlando@collectors.com

Joseph Wallace

Chief Financial Officer

949-567-1245

Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
Net revenues	$17,495	$19,753
Cost of revenues	7,202	7,450
Gross profit	10,293	12,303
Operating expenses:
Selling and marketing expenses	2,808	2,754
General and administrative expenses	4,658	5,027
Total operating expenses	7,466	7,781
Operating income	2,827	4,522
Interest income and other expense, net	3	31
Income before provision for income taxes	2,830	4,553
Provision for income taxes	699	919
Income from continuing operations	2,131	3,634
Loss from discontinued operations, net of income taxes	-	(1)
Net income	$2,131	$3,633

Net income per basic share:
Income from continuing operations	$0.24	$0.42
Loss from discontinued operations	-	-
Net income per basic share	$0.24	$0.42

Net income per diluted share:
Income from continuing operations	$0.24	$0.41
Loss from discontinued operations	-	-
Net income per diluted share	$0.24	$0.41

Weighted average shares outstanding:
Basic	8,933	8,573
Diluted	8,962	8,765
Dividends declared per common share	$0.175	$0.35

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	September 30, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,194	$10,581
Accounts receivable, net of allowance of $69 and $80 at September 30, 2018 and June 30, 2018, respectively	2,334	2,608
Inventories, net	2,512	2,579
Prepaid expenses and other current assets	1,621	1,965
Total current assets	18,661	17,733

Property and equipment, net	8,190	8,378
Goodwill	2,083	2,083
Intangible assets, net	2,183	2,319
Deferred income tax assets	1,223	1,222
Other assets	464	479
Total assets	$32,804	$32,214
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,329	$2,487
Accrued liabilities	1,921	1,998
Accrued compensation and benefits	2,668	3,401
Current portion of long-term debt	750	562
Income taxes payable	1,005	312
Deferred revenue	2,998	3,213
Total current liabilities	11,671	11,973

Deferred rent	3,785	3,535
Long Term Debt	2,250	2,438

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 9,060 and 9,015 issued and outstanding at September 30, and June 30, 2018, respectively.	9	9
Additional paid-in capital	86,632	86,369
Accumulated deficit	(71,543)	(72,110)
Total stockholders’ equity	15,098	14,268
Total liabilities and stockholders’ equity	$32,804	$32,214

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,131	$3,633
Discontinued operations	-	1
Income from continuing operations	2,131	3,634
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	742	442
Stock-based compensation expense	263	224
Provision for bad debts	(6)	(1)
Provision for inventory write-down	4	-
Provision for warranty	112	113
Change in operating assets and liabilities:
Accounts receivable	277	(69)
Inventories	64	(123)
Prepaid expenses and other	418	201
Other assets	14	22
Accounts payable and accrued liabilities	(126)	885
Accrued compensation and benefits	(731)	(1,470)
Income taxes payable	693	287
Deferred revenue	(215)	43
Deferred rent	250	(33)
Net cash provided by operating activities of continuing operations	3,890	4,155
Net cash used in operating activities of discontinued businesses	-	(126)
Net cash provided by operating activities	3,890	4,029

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(297)	(1,401)
Capitalized software	(194)	(274)
Proceeds from sale of business	-	4
Patents and other intangibles	-	(4)
Net cash used in investing activities	(491)	(1,675)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Term Loan	-	1,000
Dividends paid to common stockholders	(1,786)	(2,973)
Net cash used in financing activities	(1,786)	(1,973)

Net decrease in cash and cash equivalents	1,613	381
Cash and cash equivalents at beginning of period	10,581	9,826
Cash and cash equivalents at end of period	$12,194	$10,207

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$37	$6
Income taxes paid during the period	$6	$632
Leasehold Improvements contributed by landlord	$-	$2,106